Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Nordson Employees’ Savings Trust Plan and Nordson Hourly-Rated Employees’ Savings Trust Plan of our reports dated June 25, 2009, relating to the financial statements of the Nordson Employees’ Savings Trust Plan and Nordson Hourly-Rated Employees’ Savings Trust Plan, included in the respective Plan’s Annual Report on Form 11-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ MEADEN & MOORE, LTD.
Meaden & Moore, Ltd.

Cleveland, Ohio
June 9, 2010